Exhibit 1.01

Conflict Minerals Report

For the Year Ended December 31, 2015

This Conflict Minerals Report (this “Report” or “CMR”) for Intevac, Inc. (the “Company”) covers the reporting period from January 1, 2015 to December 31, 2015, and is presented in accordance with Rule 13p-1 promulgated under the Securities Exchange Act or 1934, as amended (“Rule 13p-1”).

This Report is filed as Exhibit 1.01 to the Company’s Specialized Disclosure Report on Form SD (the “Form”), and a copy of this Report and the Form are publicly available at www.intevac.com.

Introduction

In 2010, the United States enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”). Section 1502 of the Act is specifically related to conflict minerals and required the United States Securities and Exchange Commission (“SEC”) to promulgate regulations requiring companies covered under the Act to annually file a Specialized Disclosure Report on Form SD with the SEC to disclose whether certain specified conflict minerals (as defined below) used in their products directly or indirectly benefitted armed groups in the Democratic Republic of the Congo and adjoining counties (collectively, the “Covered Countries”). This Report, which is an exhibit to the Form, describes the design of Intevac’s conflict minerals due diligence measures and provides an account of how these measures were implemented in 2015 to determine, to our knowledge, the source mines, the county of origin and the facilities used to process the conflict minerals used in our products. For purposes of this Report, “Conflict Minerals” are defined as cassiterite, columbite-tantalite (coltan), gold, wolframite, or their derivatives, which is limited to tin, tantalum, tungsten, and gold (“3TG”).

Our products covered by this Report are listed in the table below.

Product	Description
Thin-film Equipment Products:

200Lean®, technology upgrades and spare parts.	Hard disk drive manufacturing equipment

MATRIX™PVD, ENERGi™	Solar manufacturing equipment

VERTEX™PVD	Display cover panel coating equipment

Photonics Products:

LIVAR® cameras, EBAPS® sensors, MicroVista® cameras	Photonics military products – night vision cameras and rifle sights

IPort™ and NightPort™	Photonics military products – head mounted displays

Reasonable Country of Origin Inquiry Process

In accordance with Rule 13p-1 and Form SD, Intevac determined that 3TG are necessary to the functionality or production of our products, and are incorporated into our products during the manufacturing process. Accordingly, Intevac was required to undertake a reasonable country of origin inquiry (“RCOI”) with respect to conflict minerals that is reasonably designed to determine whether any of the conflict minerals originated in the Covered Countries. In designing our RCOI, Intevac employed a combination of measures to determine whether the 3TG in Intevac’s products originated from the Covered Countries, and surveyed direct suppliers of raw materials and components that contain 3TG. For 2015, we expanded our Conflict Minerals Program and conducted a second phase which included surveying certain sub-tier suppliers to the Company’s printed circuit board assembly and cable assembly suppliers.

RCOI for the 2015 Reporting Year

For 2015, we conducted a supply-chain survey with our direct suppliers and certain sub-tier suppliers to obtain country of origin information for the necessary 3TG in our products using the template developed by the Electronic Industry Citizenship Coalition (“EICC”) and Global e-Sustainability Initiative (“GeSI”) (the Conflict Mineral Report Template or “CMRT”). The CMRT requests suppliers to identify the smelters and refiners and countries of origin of the 3TG in products they supply to Intevac. We summarized the country of origin information as provided on the CMRTs for the smelters and refiners identified by the supply-chain survey.

We also compared the smelters and refiners identified in the surveys against the lists of facilities which have received a “conflict free” designation by the Conflict-Free Smelter Program (“CFSP”) or other independent third party audit program such as the London Bullion Market Association’s (“LBMA”) Responsible Gold Programme and the Responsible Jewellery Council’s (“RJC”) Chain-of-Custody Certification program.

There is significant overlap between our RCOI efforts and our due diligence measures performed. Our due diligence measures performed are discussed further in this Report.

Below is a summary of the country of origin information collected as a result of our RCOI efforts.

Conflict Mineral	Countries of origin and other sources may include the following
Tantalum	Austria, Brazil, Burundi, Chile, China, DRC-Congo, Estonia, Ethiopia, Germany, India, Japan, Kazakhstan, Malaysia, Mexico, Mozambique, Niger, Nigeria, Peru, Russian Federation, Rwanda, Thailand and United States

Tin	Australia, Belgium, Bolivia, Brazil, Burundi, Canada, Chile, China, DRC-Congo, Germany, Indonesia, Japan, Kazakhstan, Malaysia, Mexico, Nigeria, Peru, Philippines, Poland, Russian Federation, Rwanda, Taiwan, Thailand, United States and Vietnam

Tungsten	Australia, Austria, Bolivia, Brazil, Canada, China, Germany, Japan, Republic of Korea, Peru, Philippines, Portugal, Russian Federation, Spain, Thailand, United States and Vietnam

Gold	Argentina, Australia, Austria, Belgium, Brazil, Canada, Chile, China, France, Germany, Ghana, Guinea, Hong Kong, India, Indonesia, Italy, Japan, Kazakhstan, Republic of Korea, Kyrgyzstan, Laos, Malaysia, Mali, Mexico, Mongolia, Mozambique, Namibia, Netherlands, New Zealand, Papua New Guinea, Peru, Philippines, Poland, Russian Federation, Saudi Arabia, Singapore, South Africa, Spain, Sweden, Switzerland, Taiwan, Tajikistan, Thailand, Turkey, United Arab Emirates, United Kingdom, United States, Uzbekistan and Zimbabwe

Due Diligence Process

Design of Due Diligence

In accordance with Rule 13p-1 and the Form, Intevac undertook due diligence on the source and chain of custody of the necessary 3TG used in Intevac Thin-film Equipment and Photonics products. In conducting its due diligence, Intevac implemented the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Second Edition, OECD 2013) and the related Supplements (collectively, the “OECD Guidance”), an internationally recognized due diligence framework.

Management Systems

Internal Team

Our Conflict Minerals Program is overseen by our Senior Vice President of Operations. We assembled a conflict minerals project team with representatives from engineering, procurement, environmental health & safety and finance from both of our business units, Thin-film Equipment and Photonics, to develop and execute our conflict minerals program. The results of due diligence and compliance processes were addressed by the conflict minerals project team as necessary.

Control Systems

As a manufacturer, Intevac is several levels removed from the actual mining of 3TG. Intevac’s Thin-film Equipment and Photonics business units do not make purchases of raw ore or unrefined 3TG and make no purchases in the Covered Countries. We used resources available from industry-wide initiatives to obtain sourcing information related to upstream actors in the supply chain, including the EICC-GeSI and the CFSP.

To establish a system of controls and transparency over the 3TG supply chain, we incorporated into our supplier due diligence procedures a requirement for suppliers to provide information regarding the smelters or refineries in their supply chain utilizing the CMRT. We used this information to make the RCOI conclusion in this CMR.

As we typically do not have a direct relationship with 3TG smelters and refineries, we rely on our surveyed suppliers to provide us with up-to-date and accurate smelter and refinery sourcing information. Our adoption and utilization of the industry standard CFSI templates, tools and auditing program aids us in establishing consistency and transparency throughout our supply chain.

Controls include, but are not limited to, our Code of Business Conduct and Ethics which outlines expected behaviors for all Intevac employees and our Conflict Minerals Policy which outlines our commitment to minimize the use of 3TG that finance or benefit armed groups.

Supplier Engagement

Intevac includes requirements related to gathering 3TG information in our purchase order terms and conditions for suppliers to encourage greater cooperation by the companies in our supply chain.

We periodically communicate our expectations to our direct suppliers concerning performance, transparency, reporting requirements, and sourcing of materials and components containing 3TG and continue to engage with them to improve the completeness and accuracy of information provided to us.

Grievance Mechanism

Intevac has multiple grievance mechanisms whereby employees and suppliers can report violations of Intevac’s policies including contacting the Company’s Compliance Hotline at 1-800-826-6762.

Records Maintenance

We have retained all relevant documentation from our RCOI and due diligence. We established a conflict minerals library on the Company’s network to retain information relevant to our conflict minerals compliance process electronically.

Identify and Assess Risk in the Supply Chain

Our engineers and procurement group reviewed our parts inventory records and active suppliers and identified 61 direct suppliers in our Thin-film Equipment business and 26 direct suppliers in our Photonics business who supply components to us containing 3TG. These suppliers represent approximately 56% of our total 2015 direct product-related sourcing expenditures. We rely on these suppliers to provide us with information through the CMRT surveys about the source of 3TG in the components supplied to us. Our direct suppliers are similarly reliant upon information provided by their suppliers.

For 2015, we expanded our Conflict Minerals Program and conducted a second phase which included surveying 192 sub-tier suppliers to the Company’s printed circuit board assembly and cable assembly suppliers. These sub-tier suppliers were identified by reviewing the bills of materials of outsourced assemblies that are manufactured for us by contract manufacturers.

We obtained a 95% response rate for our CMRT surveys.

Design and Implement a Strategy and Respond to Risks

The conflict minerals project team undertook the following due diligence measures in 2015:

•	Maintained a company grievance mechanism that is available internally and externally to report concerns, including those related to conflict minerals;

•	Established the expectation, including through our Conflict Minerals Policy, that suppliers would obtain information from their supply chains regarding entities that process necessary conflict minerals and provide that information to us using the CMRT, which includes questions regarding the smelter, refiner, recycler or scrap processor of necessary 3TG and location or mine of origin;

•	Conducted an internal business review that identified 87 direct suppliers of materials, parts, components or products containing necessary 3TG in 2015 compared to 55 surveyed suppliers in 2014 and compared to 35 surveyed suppliers in 2013;

•	Conducted a second phase which included surveying 192 sub-tier suppliers to the Company’s printed circuit board assembly and cable assembly suppliers;

•	Sent reminder letters to surveyed suppliers that did not provide a completed CMRT;

•	Reviewed submitted CMRTs and sent follow up questions to surveyed suppliers whose CMRT did not meet our expectations;

•	Reviewed the smelters and refiners identified by suppliers in the CMRT against information provided by the CFSI to identify the entities;

•	Compared the smelters and refiners against the lists of entities that have received a conflict free designation for tantalum, tin, tungsten or gold on the Conflict Free Smelter List (provided by the CFSI in April 2016);

•	Compared the gold smelters and refiners against the lists of entities that have received a conflict free designation on the LBMA’s Responsible Gold Programme and the RJC’s Chain-of-Custody Certification program;

•	For smelters and refiners in our supply chain that did not participate in an audit process in 2015, we performed a risk assessment on the likelihood that the facility was sourcing from the Covered Countries considering various sources of information including proximity to the DRC and source mine location information obtained from the CMRTs or reported by the facilities on their websites;

•	We read information published by non-government organizations such as the International Tin Supply Chain Initiative (iTSCi) and the Enough Project; and

•	For smelters and refiners in our supply chain that we considered to be of high risk, we notified our suppliers that reported those specific facilities in their CMRT to either encourage or require those facilities to participate in a CFSP audit or transition sourcing away from the unvalidated facilities.

Carry Out Independent Third Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

As noted above, Intevac is several levels removed from the actual mining of 3TG and we do not have a direct relationship with smelters and refiners and do not perform direct audits of these entities within our supply chain.

Reporting on Supply Chain Due Diligence

As noted above, in 2016, we filed this Form and this Report with the SEC and a copy of this Report and the Form are publicly available at http://investor.intevac.com/sec.cfm.

Findings

The table below lists the smelter information provided by our suppliers:

For calendar year 2015, Intevac identified 321 smelters and refiners as potential sources of 3TG that were reported to be in its supply chain at some point during the year. Of those 321 smelters and refiners, 219 have been verified as conflict-free as determined through third party verification by the CFSI, LBMA or RJC, and an additional 51 have begun the audit process.

Smelters and refiners verified as conflict-free or in the audit process
Tantalum	49 of 49 (100%)
Tin	77 of 91 (85%)
Tungsten	47 of 50 (94%)
Gold	97 of 131 (74%)

Total	270 of 321 (84%)

The number of smelters and refiners in Intevac’s supply chain as of December 31, 2015 that are verified as conflict-free or in the audit process increased over the prior year.

Status of identified smelters and refiners	2015	2014	2013
Verified conflict-free	219	166	72
Participating in an audit process	51	37	10
Not participating	51	66	133

Total	321	269	215

See Appendix A for the list of names of the smelters and the country where the facilities are located.

Efforts to Determine Mine Location

For 2015, our efforts to determine the mines of origin were limited to information obtained from the CMRTs or reported by the facilities on their websites.

Conflict Minerals Policy

Our Conflict Minerals Policy is available at: www.intevac.com. We are committed to minimizing the use of conflict minerals that finance or benefit armed groups. We actively engage with our suppliers to promote responsible sourcing practices and encourage our suppliers to seek conflict-free sources for 3TG used in our products.

Steps to Improve Due Diligence and Mitigate Risk

We will continue to work to increase the response rate of our suppliers and encourage them to complete the CMRT. Our survey response rate was 95% in both 2015 and 2014 and 69% in 2013. 266 surveyed suppliers completed declaration statements in 2015 compared to 52 suppliers in 2014 and compared to 24 suppliers in 2013. And 229 surveyed suppliers completed the CMRT providing smelter information in 2015 compared to 36 suppliers in 2014 and compared to 8 suppliers in 2013. We believe that the quantity and quality of information related to sourcing and traceability of materials in the supply chain will continue to improve in the years to come.

We recognize that we have ongoing obligations under the reporting requirements of Rule 13p-1 and our Conflict Minerals Policy, and will seek to take additional steps in 2016 to continue and improve our good faith RCOI and due diligence processes. We expect to take the following steps, among others, to improve our due diligence measures and to further mitigate the risk that the 3TG contained in our products are financing conflict in the Covered Countries:

•	Provide continuing education to members of our supply chain management function and our other employees who are involved with 3TG on both the supplier and customer sides of our business;

•	Evaluate new systems for the collection and management of Conflict Minerals reporting data;

•	Continue to engage with our direct suppliers to improve the completeness and accuracy of information provided to us;

•	Continue to clearly communicate expectations to our direct suppliers concerning performance, transparency and sourcing of materials and components containing 3TG;

•	Continue educating our direct suppliers about our reporting obligations imposed by Form SD and the SEC regarding Conflict Minerals;

•	Continue to compare the list of smelters identified through our good faith RCOI and related due diligence processes to the evolving lists of smelters who have been designated as “conflict free” through independent “conflict free” smelter validation programs; and

•	Continue to request that our direct suppliers encourage facilities they have identified in their supply chains to join the CFSP and participate in an audit.

Independent Private Sector Audit

An audit was not required for calendar year 2015.

Appendix A

Metal	Smelter or Refiner Name	Smelter Country	Smelter Identification	CSFI (a)
Gold	Accurate Refining Group	UNITED STATES	CID001754
Gold	Advanced Chemical Company	UNITED STATES	CID000015	Active
Gold	AGR Mathey	AUSTRALIA	CID002030	Compliant	(b)
Gold	Aida Chemical Industries Co., Ltd.	JAPAN	CID000019	Compliant
Gold	Aktyubinsk Copper Company TOO	KAZAKHSTAN	CID000028
Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES	CID002560		(f)
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY	CID000035	Compliant	(b), (c)
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN	CID000041	Active	(b)
Gold	Amagasaki Factory, Hyogo Prefecture, Japan	JAPAN	CID000082	Compliant	(b)
Gold	AngloGold Ashanti Córrego do Sítio Mineração	BRAZIL	CID000058	Compliant	(b)
Gold	Anhui Tongling Nonferrous Metal Mining Co., Ltd.	CHINA	CID001947		(g)
Gold	Argor-Heraeus S.A.	SWITZERLAND	CID000077	Compliant	(b), (c), (f)
Gold	Asahi Refining Canada Limited	CANADA	CID000924	Compliant
Gold	Asahi Refining USA Inc.	UNITED STATES	CID000920	Compliant
Gold	Asaka Riken Co., Ltd.	JAPAN	CID000090	Compliant
Gold	ATAkulche	TURKEY	CID000103	Compliant	(b)
Gold	Aurubis AG	GERMANY	CID000113	Compliant	(b)
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	CID000128	Compliant	(b)
Gold	Bauer Walser AG	GERMANY	CID000141
Gold	Boliden AB	SWEDEN	CID000157	Compliant	(b)
Gold	C. Hafner GmbH + Co. KG	GERMANY	CID000176	Compliant	(b), (c)
Gold	Caridad	MEXICO	CID000180
Gold	CCR Refinery - Glencore Canada Corporation	CANADA	CID000185	Compliant	(g)
Gold	Cendres + Métaux S.A.	SWITZERLAND	CID000189	Active
Gold	CHALCO Yunnan Copper Co. Ltd.	CHINA	CID000197		(g)
Gold	Chimet S.p.A.	ITALY	CID000233	Compliant	(b)
Gold	China’s Shandong Gold Mining Co., Ltd.	CHINA	CID001916	Compliant	(b)
Gold	Chugai Mining	JAPAN	CID000264
Gold	Daejin Indus Co., Ltd.	KOREA, REPUBLIC OF	CID000328	Active
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA	CID000343
Gold	Do Sung Corporation	KOREA, REPUBLIC OF	CID000359	Active
Gold	Doduco GmbH	GERMANY	CID000362	Compliant
Gold	Dowa	JAPAN	CID000401	Compliant
Gold	Eco-System Recycling Co., Ltd.	JAPAN	CID000425	Compliant
Gold	Elemetal Refining, LLC	UNITED STATES	CID001322	Compliant	(b)
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES	CID002561	Compliant	(f)
Gold	Faggi Enrico S.p.A.	ITALY	CID002355	Active
Gold	Fidelity Printers and Refiners Ltd.	ZIMBABWE	CID002515
Gold	FSE Novosibirsk Refinery	RUSSIAN FEDERATION	CID000493	Compliant
Gold	Gansu Seemine Material Hi-Tech Co., Ltd.	CHINA	CID000522
Gold	Geib Refining Corporation	UNITED STATES	CID002459	Active
Gold	Great Wall Precious Metals Co,. Ltd.	CHINA	CID001909		(b)
Gold	Guangdong Gaoyao Co.	CHINA	CID002312
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA	CID000651
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA	CID000671
Gold	Heimerle + Meule GmbH	GERMANY	CID000694	Compliant	(b)
Gold	Heraeus Ltd. Hong Kong	CHINA	CID000707	Compliant	(b), (f)
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY	CID000711	Compliant	(b)
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA	CID000767
Gold	Hwasung CJ Co., Ltd.	KOREA, REPUBLIC OF	CID000778
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Co., Ltd.	CHINA	CID000801	Compliant	(b)
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	CID000807	Compliant	(b)
Gold	Istanbul Gold Refinery	TURKEY	CID000814	Compliant	(b), (f)
Gold	Japan Mint	JAPAN	CID000823	Compliant	(b)
Gold	Jiangxi Copper Company Limited	CHINA	CID000855	Compliant	(b)
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION	CID000927	Compliant	(b)
Gold	JSC Uralelectromed	RUSSIAN FEDERATION	CID000929	Compliant	(b)
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	CID000937	Compliant	(b)
Gold	Kaloti Precious Metals	UNITED ARAB EMIRATES	CID002563
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN	CID000956
Gold	Kazzinc	KAZAKHSTAN	CID000957	Compliant	(b)
Gold	Kennecott Utah Copper LLC	UNITED STATES	CID000969	Compliant	(b)
Gold	KGHM Polska Miedź Spółka Akcyjna	POLAND	CID002511	Active
Gold	Kojima Chemicals Co., Ltd.	JAPAN	CID000981	Compliant
Gold	Korea Metal Co., Ltd.	KOREA, REPUBLIC OF	CID000988
Gold	Korea Zinc Co. Ltd.	KOREA, REPUBLIC OF	CID002605	Active
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN	CID001029		(b), (f)
Gold	L’ azurde Company For Jewelry	SAUDI ARABIA	CID001032	Compliant	(b), (f)
Gold	Lingbao Gold Company Limited	CHINA	CID001056
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA	CID001058
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF	CID001078	Compliant	(b)
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA	CID001093
Gold	Materion	UNITED STATES	CID001113	Compliant
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	CID001119	Compliant	(b)
Gold	Metahub Industries Sdn. Bhd.	MALAYSIA	CID002821

Metal	Smelter or Refiner Name	Smelter Country	Smelter Identification	CSFI (a)
Gold	Metalor Switzerland	SWITZERLAND	CID001153	Compliant	(b), (c)
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA	CID001149	Compliant	(b)
Gold	Metalor Technologies (Singapore) Pte, Ltd.	SINGAPORE	CID001152	Compliant	(b)
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA	CID001147	Active
Gold	Metalor USA Refining Corporation	UNITED STATES	CID001157	Compliant	(b)
Gold	METALÚRGICA MET-MEX PEÑOLES, S.A. DE C.V.	MEXICO	CID001161	Compliant
Gold	Mitsubishi Materials Corporation	JAPAN	CID001188	Compliant	(b)
Gold	Mitsui Kinzoku Co., Ltd.	JAPAN	CID001193	Compliant	(b), (e)
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA	CID002509	Compliant
Gold	Morris and Watson	NEW ZEALAND	CID002282
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION	CID001204	Compliant
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	TURKEY	CID001220	Compliant	(b), (f)
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN	CID001236	Active	(b)
Gold	Nihon Material Co., Ltd.	JAPAN	CID001259	Compliant	(b)
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt	AUSTRIA	CID002779	Compliant
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN	CID001325	Compliant
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant”	RUSSIAN FEDERATION	CID001326	Compliant	(b)
Gold	OJSC Kolyma Refinery	RUSSIAN FEDERATION	CID001328		(b)
Gold	PAMP S.A.	SWITZERLAND	CID001352	Compliant	(b), (c), (f)
Gold	Penglai Pegang Gold Industry Co., Ltd.	CHINA	CID001362
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION	CID001386	Compliant	(b)
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA	CID001397	Compliant	(b)
Gold	PX Précinox S.A.	SWITZERLAND	CID001498	Compliant	(c)
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA	CID001512	Compliant	(b), (c), (f), (g)
Gold	Republic Metals Corporation	UNITED STATES	CID002510	Compliant	(b)
Gold	Royal Canadian Mint	CANADA	CID001534	Compliant	(b)
Gold	SAAMP	FRANCE	CID002761		(c)
Gold	Sabin Metal Corp.	UNITED STATES	CID001546
Gold	Samdok Metal	KOREA, REPUBLIC OF	CID001555	Active
Gold	SAMWON Metals Corp.	KOREA, REPUBLIC OF	CID001562
Gold	SAXONIA Edelmetalle GmbH	GERMANY	CID002777	Active
Gold	Schone Edelmetaal B.V.	NETHERLANDS	CID001573	Compliant	(b)
Gold	SEMPSA Joyería Platería S.A.	SPAIN	CID001585	Compliant	(b)
Gold	Shandong Tarzan Bio-Gold Industry Co., Ltd.	CHINA	CID001619
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	CID001622	Compliant	(b)
Gold	Shonan Plant Tanaka Kikinzoku	JAPAN	CID001875	Compliant	(b)
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA	CID001736	Compliant	(b)
Gold	Singway Technology Co., Ltd.	TAIWAN	CID002516	Compliant
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION	CID001756	Compliant	(b)
Gold	Solartech	TAIWAN	CID001761	Compliant	(b)
Gold	Sudan Gold Refinery	SUDAN	CID002567		(g)
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	CID001798	Compliant	(b)
Gold	T.C.A S.p.A	ITALY	CID002580	Compliant
Gold	Tokuriki Honten Co., Ltd.	JAPAN	CID001938	Compliant	(b)
Gold	Tony Goetz N.V.	BELGIUM	CID002587
Gold	Torecom	KOREA, REPUBLIC OF	CID001955	Active
Gold	Umicore Brasil Ltda.	BRAZIL	CID001977	Compliant	(b)
Gold	Umicore Precious Metals Thailand	THAILAND	CID002314	Compliant
Gold	Umicore SA Business Unit Precious Metals Refining	BELGIUM	CID001980	Compliant	(b)
Gold	United Precious Metal Refining, Inc.	UNITED STATES	CID001993	Compliant	(c)
Gold	Valcambi S.A.	SWITZERLAND	CID002003	Compliant	(b), (c), (f)
Gold	WIELAND Edelmetalle GmbH	GERMANY	CID002778	Active
Gold	Yamamoto Precious Metal Co., Ltd.	JAPAN	CID002100	Compliant
Gold	Yokohama Metal Co., Ltd.	JAPAN	CID002129	Compliant
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	CID002224	Compliant	(b)
Gold	Zijin Mining Group Co., Ltd. Gold Refinery	CHINA	CID002243	Compliant	(b)
Tantalum	Avon Specialty Metals Ltd.	UNITED KINGDOM	CID002705	Active
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA	CID000211	Compliant
Tantalum	Conghua Tantalum and Niobium Smeltry	CHINA	CID000291	Compliant	(e), (g)
Tantalum	D Block Metals, LLC	UNITED STATES	CID002504	Compliant
Tantalum	Douluoshan Sapphire Rare Metal Co., Ltd.	CHINA	CID000410	Compliant	(e), (g)
Tantalum	E.S.R. Electronics	UNITED STATES	CID002590	Active
Tantalum	Exotech Inc.	UNITED STATES	CID000456	Compliant
Tantalum	F & X Electro-Materials Ltd.	CHINA	CID000460	Compliant	(e)
Tantalum	FIR Metals & Resource Ltd.	CHINA	CID002505	Compliant
Tantalum	Global Advanced Metals Aizu	JAPAN	CID002558	Compliant
Tantalum	Global Advanced Metals Boyertown	UNITED STATES	CID002557	Compliant
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA	CID000616	Compliant	(e)
Tantalum	Guizhou Zhenhua Xinyun Technology Ltd.	CHINA	CID002501	Compliant
Tantalum	H.C. Starck Co., Ltd.	THAILAND	CID002544	Compliant	(e), (g)
Tantalum	H.C. Starck GmbH Goslar	GERMANY	CID002545	Compliant	(e), (g)
Tantalum	H.C. Starck GmbH Laufenburg	GERMANY	CID002546	Compliant	(e), (g)
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY	CID002547	Compliant	(e), (g)
Tantalum	H.C. Starck Inc.	UNITED STATES	CID002548	Compliant	(g)
Tantalum	H.C. Starck Ltd.	JAPAN	CID002549	Compliant	(g)
Tantalum	H.C. Starck Smelting GmbH & Co. KG	GERMANY	CID002550	Compliant	(e)

Metal	Smelter or Refiner Name	Smelter Country	Smelter Identification	CSFI (a)
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA	CID002492	Compliant
Tantalum	Hi-Temp Specialty Metals, Inc.	UNITED STATES	CID000731	Compliant	(g)
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA	CID002512	Compliant
Tantalum	Jiangxi Tuohong New Raw Material	CHINA	CID002842	Compliant
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	CID000914	Compliant	(e)
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA	CID000917	Compliant	(e), (g)
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA	CID002506	Compliant	(e)
Tantalum	KEMET Blue Metals	MEXICO	CID002539	Compliant	(e), (g)
Tantalum	KEMET Blue Powder	UNITED STATES	CID002568	Compliant	(e), (g)
Tantalum	King-Tan Tantalum Industry Ltd.	CHINA	CID000973	Compliant
Tantalum	LSM Brasil S.A.	BRAZIL	CID001076	Compliant
Tantalum	Metallurgical Products India Pvt. Ltd. (MPIL)	INDIA	CID001163	Compliant
Tantalum	Mineração Taboca S.A.	BRAZIL	CID001175	Compliant
Tantalum	Mitsui Mining & Smelting	JAPAN	CID001192	Compliant	(e)
Tantalum	Molycorp Silmet A.S.	ESTONIA	CID001200	Compliant	(e)
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	CID001277	Compliant	(g)
Tantalum	Plansee SE Liezen	AUSTRIA	CID002540	Compliant
Tantalum	Plansee SE Reutte	AUSTRIA	CID002556	Compliant
Tantalum	QuantumClean	UNITED STATES	CID001508	Compliant
Tantalum	Resind Indústria e Comércio Ltda.	BRAZIL	CID002707	Compliant
Tantalum	RFH Tantalum Smeltry Co., Ltd.	CHINA	CID001522	Compliant
Tantalum	Solikamsk	RUSSIAN FEDERATION	CID001769	Compliant
Tantalum	Taki Chemicals	JAPAN	CID001869	Compliant	(e)
Tantalum	Telex Metals	UNITED STATES	CID001891	Compliant
Tantalum	Tranzact, Inc.	UNITED STATES	CID002571	Compliant
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN	CID001969	Compliant	(e), (g)
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA	CID002508	Compliant
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	CHINA	CID002307	Compliant
Tantalum	Zhuzhou Cemented Carbide	CHINA	CID002232	Compliant
Tin	Alent PLC	UNITED STATES	CID000292	Compliant
Tin	An Thai Minerals Company Limited	VIETNAM	CID002825	Active
Tin	An Vinh Joint Stock Mineral Processing Company	VIETNAM	CID002703	Active
Tin	Chengfeng Metals Co Pte Ltd.	CHINA	CID002158	Active
Tin	Chenzhou Yun Xiang Mining LLC	CHINA	CID000228	Active
Tin	China Rare Metal Material Co., Ltd.	CHINA	CID000244	Compliant
Tin	China Tin (Hechi)	CHINA	CID001070	Compliant	(g)
Tin	China Yunnan Tin Co Ltd.	CHINA	CID002180	Compliant
Tin	CNMC (Guangxi) PGMA Co., Ltd.	CHINA	CID000278
Tin	Cooperativa Metalurgica de Rondônia Ltda.	BRAZIL	CID000295	Compliant
Tin	CV Ayi Jaya	INDONESIA	CID002570	Compliant
Tin	CV Dua Sekawan	INDONESIA	CID002592	Active
Tin	CV Gita Pesona	INDONESIA	CID000306	Compliant
Tin	CV Justindo	INDONESIA	CID000307	Compliant
Tin	CV Nurjanah	INDONESIA	CID000309	Compliant
Tin	CV Serumpun Sebalai	INDONESIA	CID000313	Compliant
Tin	CV Tiga Sekawan	INDONESIA	CID002593	Active
Tin	CV United Smelting	INDONESIA	CID000315	Compliant	(g)
Tin	CV Venus Inti Perkasa	INDONESIA	CID002455	Compliant
Tin	Dowa	JAPAN	CID000402	Compliant
Tin	Electro-Mechanical Facility of the Cao Bang Minerals JSC	VIETNAM	CID002572	Active
Tin	Elmet S.L.U. (Metallo Group)	SPAIN	CID002774	Compliant
Tin	EM Vinto	BOLIVIA	CID000438	Compliant	(g)
Tin	Estanho de Rondônia S.A.	BRAZIL	CID000448
Tin	Feinhütte Halsbrücke GmbH	GERMANY	CID000466	Active
Tin	Fenix Metals	POLAND	CID000468	Compliant
Tin	Gejiu Fengming Metalurgy Chemical Plant	CHINA	CID002848	Active
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA	CID000942	Active
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	CID000538	Compliant
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA	CID001908	Active
Tin	Gejiu Zi-Li	CHINA	CID000555
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CHINA	CID002849	Active
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA	CID002844	Active
Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA	CID000760
Tin	Indonesian State Tin Corporation Mentok Smelter	INDONESIA	CID001482	Compliant	(g)
Tin	Jiangxi Nanshan	CHINA	CID001231
Tin	Linwu Xianggui Ore Smelting Co., Ltd.	CHINA	CID001063
Tin	Magnu’s Minerais Metais e Ligas Ltda.	BRAZIL	CID002468	Compliant
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	CID001105	Compliant	(e), (g)
Tin	Melt Metais e Ligas S.A.	BRAZIL	CID002500	Compliant
Tin	Metahub Industries Sdn. Bhd.	MALAYSIA	CID001136
Tin	Metallic Resources, Inc.	UNITED STATES	CID001142	Compliant
Tin	Metallo-Chimique N.V.	BELGIUM	CID002773	Compliant
Tin	Mineração Taboca S.A.	BRAZIL	CID001173	Compliant
Tin	Minsur	PERU	CID001182	Compliant	(g)
Tin	Mitsubishi Materials Corporation	JAPAN	CID001191	Compliant
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIETNAM	CID002573	Active

Metal	Smelter or Refiner Name	Smelter Country	Smelter Identification	CSFI (a)
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	CID001314	Compliant
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES	CID002517	Compliant
Tin	Operaciones Metalurgical S.A.	BOLIVIA	CID001337	Compliant	(g)
Tin	Phoenix Metal Ltd.	RWANDA	CID002507	Active	(e), (g)
Tin	PT Alam Lestari Kencana	INDONESIA	CID001393
Tin	PT Artha Cipta Langgeng	INDONESIA	CID001399	Compliant
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	CID002503	Compliant
Tin	PT Babel Inti Perkasa	INDONESIA	CID001402	Compliant
Tin	PT Bangka Kudai Tin	INDONESIA	CID001409
Tin	PT Bangka Prima Tin	INDONESIA	CID002776	Compliant
Tin	PT Bangka Timah Utama Sejahtera	INDONESIA	CID001416
Tin	PT Bangka Tin Industry	INDONESIA	CID001419	Compliant
Tin	PT Belitung Industri Sejahtera	INDONESIA	CID001421	Compliant
Tin	PT BilliTin Makmur Lestari	INDONESIA	CID001424	Compliant
Tin	PT Bukit Timah	INDONESIA	CID001428	Compliant	(g)
Tin	PT Cipta Persada Mulia	INDONESIA	CID002696	Compliant
Tin	PT DS Jaya Abadi	INDONESIA	CID001434	Compliant
Tin	PT Eunindo Usaha Mandiri	INDONESIA	CID001438	Compliant
Tin	PT Fang Di MulTindo	INDONESIA	CID001442
Tin	PT Inti Stania Prima	INDONESIA	CID002530	Compliant
Tin	PT Karimun Mining	INDONESIA	CID001448	Active
Tin	PT Kijang Jaya Mandiri	INDONESIA	CID002829	Active
Tin	PT Mitra Stania Prima	INDONESIA	CID001453	Compliant
Tin	PT Panca Mega Persada	INDONESIA	CID001457	Compliant
Tin	PT Pelat Timah Nusantara Tbk	INDONESIA	CID001486		(g)
Tin	PT Prima Timah Utama	INDONESIA	CID001458	Compliant
Tin	PT Refined Bangka Tin (ceased operations in 2016)	INDONESIA	CID001460	Compliant
Tin	PT Sariwiguna Binasentosa	INDONESIA	CID001463	Compliant
Tin	PT Seirama Tin Investment	INDONESIA	CID001466
Tin	PT Stanindo Inti Perkasa	INDONESIA	CID001468	Compliant	(g)
Tin	PT Sukses Inti Makmur	INDONESIA	CID002816	Compliant
Tin	PT Sumber Jaya Indah	INDONESIA	CID001471	Compliant
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA	CID001477	Compliant
Tin	PT Tinindo Inter Nusa	INDONESIA	CID001490	Compliant
Tin	PT Tirus Putra Mandiri	INDONESIA	CID002478
Tin	PT Tommy Utama	INDONESIA	CID001493	Compliant
Tin	PT Wahana Perkit Jaya	INDONESIA	CID002479	Compliant
Tin	Resind Indústria e Comércio Ltda.	BRAZIL	CID002706	Compliant
Tin	Rui Da Hung	TAIWAN	CID001539	Compliant
Tin	Soft Metais Ltda.	BRAZIL	CID001758	Compliant
Tin	Thai Solder Industry Corp., Ltd.	THAILAND	CID001898	Compliant	(g)
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIETNAM	CID002574	Active
Tin	VQB Mineral and Trading Group JSC	VIETNAM	CID002015	Compliant
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL	CID002036	Compliant
Tungsten	A.L.M.T. TUNGSTEN Corp.	JAPAN	CID000004	Compliant	(d)
Tungsten	ACL Metais Eireli	BRAZIL	CID002833	Active
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIETNAM	CID002502	Compliant
Tungsten	ATI Metalworking Products	UNITED STATES	CID000105	Compliant	(d)
Tungsten	Chaozhou Xianglu Tungsten Industry Co., Ltd.	CHINA	CID000218	Compliant
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA	CID002513	Compliant	(d)
Tungsten	China National Non Ferrous	CHINA	CID000875	Compliant	(d)
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	CID000258	Compliant	(d)
Tungsten	Dayu Jincheng Tungsten Industry Co., Ltd.	CHINA	CID002518	Category A	(d)
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	CHINA	CID000345	Category A	(d)
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA	CID000499	Compliant	(d)
Tungsten	Ganxian Shirui New Material Co., Ltd.	CHINA	CID002531
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA	CID002315	Compliant
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	CHINA	CID000868	Category A	(d)
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	CID002494	Compliant	(d)
Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	CHINA	CID002536	Compliant
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES	CID000568	Compliant	(d)
Tungsten	H.C. Starck GmbH	GERMANY	CID002541	Compliant	(d), (g)
Tungsten	H.C. Starck Smelting GmbH & Co.KG	GERMANY	CID002542	Compliant	(d)
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA	CID000766	Compliant	(d)
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA	CID002579	Compliant	(d)
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Yanglin	CHINA	CID002578	Category A	(d)
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA	CID000769	Compliant	(d)
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION	CID002649	Compliant	(d)
Tungsten	Japan New Metals Co., Ltd.	JAPAN	CID000825	Compliant	(d)
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA	CID002551	Active	(d)
Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	CHINA	CID002647	Active
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA	CID002321	Compliant	(d)
Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	CHINA	CID002313
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA	CID002318	Active	(d)
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA	CID002317	Active	(d)
Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	CHINA	CID002535	Compliant	(d)

Metal	Smelter or Refiner Name	Smelter Country	Smelter Identification	CSFI (a)
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA	CID002316	Active	(d)
Tungsten	Kennametal Fallon	UNITED STATES	CID000966	Active	(d)
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA	CID002319	Compliant	(d)
Tungsten	Moliren Ltd.	RUSSIAN FEDERATION	CID002845	Active
Tungsten	Niagara Refining LLC	UNITED STATES	CID002589	Compliant	(d)
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIETNAM	CID002543	Compliant	(d)
Tungsten	Philippine Chuangin Industrial Co., Inc.	PHILIPPINES	CID002827	Compliant	(d)
Tungsten	Pobedit, JSC	RUSSIAN FEDERATION	CID002532	Category A	(d)
Tungsten	Sanher Tungsten Vietnam Co., Ltd.	VIETNAM	CID002538
Tungsten	Shaoguan Xinhai Rendan Tungsten Industry Co. Ltd.	CHINA	CID002095	Compliant	(d)
Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City	CHINA	CID002815	Active	(d)
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIETNAM	CID001889	Compliant	(d)
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	VIETNAM	CID002011	Compliant	(d)
Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA	CID002044	Compliant	(d), (e)
Tungsten	Woltech Korea Co., Ltd.	KOREA, REPUBLIC OF	CID002843	Active	(d)
Tungsten	Xiamen H.C.	CHINA	CID002320	Compliant	(d), (e), (g)
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA	CID002082	Compliant	(d), (e), (g)
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA	CID002830	Active	(d)

Notes:

(a)	As of April 15, 2016, this column indicates whether the known smelter or refiner participates in the CFSP as a smelter that sources conflict minerals in a manner that does not finance or benefit armed groups in the Covered Countries. For purposes of this column, “Compliant” denotes that the smelter participates in the CFSP and has been certified conflict free and audited by the CFSI, CATEGORY A” denotes that the smelter has committed to complete a CFSP validation audit within two (2) years of membership issuance and “Active” denotes that the smelter has agreed to participate in the CFSP, but that the audit process has not yet been completed.
(b)	As of April 15, 2016, the smelter or refiner participates in the LBMA’s Responsible Gold Programme and has been certified conflict free.
(c)	As of April 15, 2016, the smelter or refiner participates in the RJC’s Chain-of-Custody Certification Program and has been certified conflict free.
(d)	As of April 15, 2016, the smelter or refiner is a member of the TI-CMC.
(e)	As of April 15, 2016, the smelter or refiner received a risk assessment of “Acceptable” by iTSCi.
(f)	As of April 15, 2016, the smelter or refiner is an active Dubai Good Delivery Gold Member.
(g)	Reported to Intevac by Intevac suppliers on the CMRT as having sourced minerals from mines in the Covered Countries.